EXHIBIT 99.1

Arbor Realty Trust Declares Special Dividend of $0.15 per Share

Uniondale, NY, December 17, 2018 — Arbor Realty Trust, Inc. (the “Company”) (NYSE: ABR) announced today that its Board of Directors has declared a special dividend of $0.15 per share of common stock.  The special dividend will be paid in a combination of cash and shares of the Company’s common stock on January 31, 2019 to common stockholders of record on December 28, 2018.

Stockholders may elect to receive payment of the dividend all in cash or all in common shares. The Company intends to pay up to 20% of the special dividend in cash (excluding cash that will be paid in lieu of fractional shares), with the balance of the special dividend paid in shares of the Company’s common stock.  To the extent that the total amount of cash elected by stockholders exceeds 20%, then the available cash will be prorated among those stockholders that elected to receive their dividend in cash, with such stockholders receiving the balance of the dividend in shares of the Company’s common stock.

An information letter and election form will be sent to stockholders of record promptly after December 28, 2018. The properly completed election form to receive cash or common shares must be received by the Company’s transfer agent prior to 5:00 p.m. Eastern Time on January 18, 2019. Stockholders who fail to return a timely and properly completed election form before the election deadline will be deemed to have made an election to receive the special dividend entirely in common shares. The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company’s common stock on January 22, 23 and 24, 2019.

Registered stockholders with questions regarding the dividend election may call American Stock Transfer & Trust Company, the Company’s transfer agent, at (718) 921-8124 or (800) 937-5449. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend election please contact such bank, broker or nominee, who will also be responsible for distributing to you the letter and election form and submitting the election form on your behalf.  The Company expects that the cash and stock portions of the special dividend will be treated as a taxable dividend to its stockholders for U.S. federal income tax purposes in 2018.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE:ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare, and other diverse commercial real estate assets. Headquartered in Uniondale, New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in Fannie Mae, Freddie Mac, and other government-sponsored enterprises, as well as CMBS, bridge, mezzanine, and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and flexibility, and dedicated to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2017 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com

Media: Bonnie Habyan, EVP of Marketing 516-506-4615 bhabyan@arbor.com